UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2010

NATURAL GAS SERVICES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31398	75-2811855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

508 West Wall Street, Suite 550
Midland, TX 79701

(Address of Principal Executive Offices)

(432) 262-2700

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 30, 2011, we amended and renewed our senior secured revolving credit facility with JPMorgan Chase Bank, N.A. (the “Amended Credit Agreement”) which was set to expire on December 31, 2011.
The Amended Credit Agreement increased our aggregate commitment amount from $20 million to $30 million, subject to collateral availability. We also have a right to request from the lender, on an uncommitted basis, an increase of up to $20 million on the aggregate commitment (which could potentially increase the commitment amount to $50 million.) Finally, the maturity date was extended to December 31, 2014 and the interest rate terms were amended. Material terms of our senior secured revolving credit facility, as amended, include:
Borrowing Base. At any time before the maturity of the facility, we may draw, repay and re-borrow amounts available under the borrowing base up to the maximum aggregate availability discussed above. Generally, the borrowing base equals the sum of (a) 80% of our eligible accounts receivable plus (b) 50% of the book value of our eligible general inventory (not to exceed 50% of the commitment amount at the time) plus (c) 75% of the book value of our eligible equipment inventory. JPMorgan Chase Bank (the “Lender”) may adjust the borrowing base components may be adjusted if material deviations in the collateral are discovered in future audits of the collateral.
Interest and Fees. Under the terms of the Amended Credit Agreement, we have the option of selecting the applicable variable rate for each revolving loan, or portion thereof, of either (a) LIBOR multiplied by the Statutory Reserve Rate (as defined in the Credit Agreement) to which the Lender is subject, with respect to this rate, for Eurocurrency funding, plus the Applicable Margin (“LIBOR-based”), or (b) CB Floating Rate, which is the Lender's Prime Rate less the Applicable Margin; provided, however, that no more than three LIBOR-based borrowings under the facility may be outstanding at any one time. For purposes of the LIBOR-based interest rate, the Applicable Margin is 1.50%. For purposes of the CB Floating Rate, the Applicable Margin is 1.25%.

Accrued interest is payable monthly on outstanding principal amounts, provided that accrued interest on LIBOR-based loans is payable at the end of each interest period, but in no event less frequently than quarterly. In addition, fees and expenses are payable in connection with our requests for letters of credit (generally equal to the Applicable Margin for LIBOR-related borrowings multiplied by the face amount of the requested letter of credit) and administrative and legal costs.

Maturity. The maturity date of the secured revolving credit facility under the Amended Credit Agreement is December 31, 2014, at which time all amounts borrowed under the facility will be due and outstanding letters of credit must be cash collateralized. The facility may be terminated early upon our request or the occurrence of an event of default.
Security. The obligations under the Amended Credit Agreement are secured by a first priority lien on all of our inventory and accounts and leases receivable, along with a first priority lien on a variable number of our leased compressor equipment the book value of which must maintain at a minimum a 2.00 to 1.00 commitment coverage ratio (such ratio being equal to (i) the amount of the borrowing base as of such date to (ii) the amount of the commitment as of such date.)
Covenants. The Amended Credit Agreement contains customary representations and warranties, as well as covenants which, among other things, limit our ability to incur additional indebtedness and liens; enter into transactions with affiliates; make acquisitions; pay dividends; redeem or repurchase capital stock or senior notes; make investments or loans; make negative pledges; consolidate, merge or effect asset sales; or change the nature of our business.
Events of Default and Acceleration. The secured revolving credit facility contains customary events of default for credit facilities of this size and type, and includes, without limitation, payment defaults; defaults in performance of covenants or other agreements contained in the transaction documents; inaccuracies in representations and warranties; certain defaults, termination events or similar events; certain defaults with respect to any other Company indebtedness in excess of $50,000; certain bankruptcy or insolvency events; the rendering of certain judgments in excess of $150,000; certain ERISA events; certain change in control events and the defectiveness of any liens under the secured revolving credit facility. Obligations under the secured revolving credit facility may be accelerated upon the occurrence of an event of default.
At December 31, 2011, we owed $1,016,667.00 to the Lender under the revolving credit facility, as amended.
This description of the JPMorgan Chase Bank revolving credit facility is qualified in its entirety by the First Amendment of Credit Agreement and Promissory Note, as amended, which are attached as exhibits hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
.

Exhibit No.	Description

10.1	First Amendment of Credit Agreement between Natural Gas Services Group, Inc. and JPMorgan Chase Bank, N.A., dated December 31, 2011
10.2	Security Agreement between Natural Gas Services Group, Inc. and JPMorgan Chase Bank, N.A., dated December 31, 2011.
10.3
Promissory Note in the aggregate amount of $30,000,000 issued to JPMorgan Chase Bank, N.A., dated December 31, 2011, in connection with the amendment to the revolving credit line under the First Amendment of Credit Agreement with JPMorgan Chase Bank, N.A.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL GAS SERVICES GROUP, INC.

Dated: January 9, 2012
	By:	/s/ Stephen C. Taylor

Stephen C. Taylor
President & Chief Executive Officer